EXHIBIT 8.1

November 3, 2017

S&W Seed Company
802 North Douty Street
Hanford, CA 93230

Re: Distribution of Subscription Rights to Purchase Shares of Common Stock, as
       Described in the Registration Statement on Form S-1 (File No. 333-220792)

Ladies and Gentlemen:

We have acted as counsel to S&W Seed Company, a Nevada corporation (the "Company"), in connection with the preparation of the above Registration Statement on Form S-1, including the preliminary prospectus forming a part thereof (the "Prospectus"), and you have asked for our opinion as to the accuracy of the statements of law contained in the section of the Prospectus entitled "Material U.S. Federal Income Tax Consequences to U.S. Holders."

For purposes of rendering our opinion, we have examined copies of all such documents as we have deemed relevant and necessary, including the Registration Statement, the Prospectus and, with your approval, assumed the conformity to original documents of all documents submitted to us as copies; and we have assumed that the terms and conditions of the subscription rights being distributed by the Company are as described in the Registration Statement. In connection with the opinion rendered below, we also have relied on the correctness, without regard to any qualification as to knowledge or belief, of the statements of fact in the Registration Statement and the Prospectus, and certain written representations of the Company contained in an Officer's Certificate dated on or about the date hereof.

Based upon the foregoing and the further qualifications set forth below, the legal conclusions as to matters of federal income tax law included in the Prospectus under the caption "Material U.S. Federal Income Tax Consequences to U.S. Holders," constitute our opinion.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. We express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations under it, and current administrative positions and judicial decisions. Those laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal tax laws and the interpretation thereof can have retroactive effect. We undertake no obligation to update the opinion expressed herein after the date of this letter.

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 in which the Prospectus is included and the use of our name in the caption "Legal Matters."

Very truly yours,

Cooley LLP

By: /s/ Susan Cooper Philpot
Susan Cooper Philpot